Exhibit 10.3
MODIFICATION AGREEMENT
     This MODIFICATION AGREEMENT dated as of September 29, 2006 is by and between COMSYS IT Partners, Inc., a Delaware corporation (the “Company”), and Larry L. Enterline (the “Participant”).
Recitals
     A. The Company and the Participant are parties to that certain 2006 Stock Issuance Agreement dated as of July 27, 2006 (the “Issuance Agreement”) pursuant to which the Company issued 150,000 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), to the Participant. Capitalized terms used but not defined in this Modification Agreement have the meanings ascribed to them in the Issuance Agreement.
     B. The Shares are subject to certain vesting restrictions as set forth in the Issuance Agreement.
     C. In an effort to retain the services of the Participant and incent the Participant to contribute to the Company’s long-term success, the Company believes it is in its best interest and the best interest of the Company’s stockholders to modify the vesting schedule with respect to a portion of the Shares, all on the terms set forth in this Modification Agreement.
     In consideration of the foregoing premises and the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant, each intending to be legally bound, agree as set forth below:
ARTICLE I
Section 1. Vesting of Shares. The vesting schedule for the 50,000 Shares referred to in Section 1(b)(i) of the Issuance Agreement, which were originally scheduled to vest on July 27, 2006, is hereby modified to provide that these Shares will vest on the earlier of (i) January 1, 2009 or (ii) the termination of Mr. Enterline’s employment for any reason that would entitle him to severance benefits under Section 6 of his employment agreement with the Company dated as of July 27, 2006 (as amended from time to time).
Section 2. Full Force and Effect. Except as modified by this Modification Agreement, the Issuance Agreement will remain in full force and effect in accordance with its terms.
Section 3. Governing Law. This Modification Agreement will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provisions.
Section 4. Successor and Assigns. The provisions of this Modification Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Modification Agreement and have agreed in writing to join herein and be bound by the terms hereof.

     IN WITNESS WHEREOF, the parties have executed this Modification Agreement on the day and year first indicated above.
COMSYS IT PARTNERS, INC.
By:\s\KEN R. BRAMLETT, JR.
Name: Ken R. Bramlett, Jr.
Title: Senior Vice President and General Counsel
PARTICIPANT
\s\LARRY L. ENTERLINE
Name: Larry L. Enterline